EXHIBIT 10.1


HOME PROPERTIES OF NEW YORK, INC.,

HOME PROPERTIES OF NEW YORK, L.P.,

AND

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

AND

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

SERIES C CONVERTIBLE CUMULATIVE PREFERRED STOCK




PURCHASE AGREEMENT


Dated as of May 22, 2000








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PURCHASE AGREEMENT


           PURCHASE AGREEMENT, dated as of May 22, 2000, by and among HOME PROPERTIES OF NEW YORK, INC., a Maryland corporation (the "COMPANY"), HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership (the "OPERATING PARTNERSHIP"), and The Prudential Insurance Company of America, a New Jersey mutual insurance company ("PRUDENTIAL") and Teachers Insurance and Annuity Association of America, a New York insurance company ("TIAA") (each of Prudential and TIAA, a "Purchaser", and, collectively, the "Purchasers").


W I T N E S S E T H :


           WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to severally purchase from the Company, 400,000 shares of Series C Convertible Cumulative Preferred Stock, par value $0.01 per share (the "SHARES"), of the Company, having the terms and conditions set forth in the Articles Supplementary to the Amended and Restated Articles of Incorporation (the "ARTICLES") of the Company, in the form set forth in EXHIBIT A hereto (the "SERIES C ARTICLES SUPPLEMENTARY"), in accordance with and subject to the terms and conditions set forth herein.

           NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

           Section 1. SALE AND PURCHASE. In reliance upon the representations and warranties contained herein and subject to the terms and conditions hereof, on the Closing Date (which is the date hereof), the Company agrees to sell to the Purchasers, and each Purchaser severally agrees to purchase, the Shares, in the amount of 200,000 Shares for each of Prudential and TIAA . The Company has adopted and filed with the State Department of Assessments and Taxation of Maryland (the "SDAT"), and the SDAT has accepted for filing, on or before the Closing the Series C Articles Supplementary.

           Section 2. CLOSING.

             2.01 PLACE AND DATE. The closing of the sale and purchase of the Shares (the "CLOSING") is taking place on the date hereof at the offices of Clifford Chance Rogers & Wells, LLP, 200 Park Avenue, New York, New York 10166 concurrently with the execution and delivery of this Agreement.

             2.02. PURCHASE OF SHARES; PAYMENT OF PURCHASE PRICE. At the Closing, the Purchasers will severally purchase, and the Company will sell to the Purchasers, the Shares, at a per Share cash price of $100.00, resulting in an aggregate cash purchase price of $40,000,000 (the "PURCHASE PRICE"). At the Closing, each Purchaser will deliver cash in an amount of $20,000,000 by wire transfer in immediately available funds in full payment for the 200,000 Shares being purchased by such Purchaser, and the Company will deliver to each such Purchaser certificates representing the Shares in the names and in the denominations requested by each Purchaser. The obligation of each Purchaser to purchase Shares under this Agreement is several and not joint, and no Purchaser shall have any obligation or liability under this Agreement for any other Purchaser or for the performance or non-performance by any other Purchaser under this Agreement.


               2.03. CLOSING DELIVERIES. At the Closing the following conditions are to be performed to the satisfaction of each Purchaser (unless waived by each Purchaser in its sole and absolute discretion) prior to the Purchasers becoming severally obligated hereunder to fund their allocable portion of the Purchase Price:

              (a) the Company is delivering Shares which have been fully registered under the Securities Act of 1933 (the "SECURITIES ACT") and under such state securities laws which require such registration (together with the Securities Act, "SECURITIES LAWS"), and which will be convertible into shares of Common Stock which have been fully registered under the Securities Laws, which Shares and Common Stock will be freely transferable upon acquisition by any Holder;

              (b) Nixon Peabody, LLP, counsel for the Company, is delivering to each of the Purchasers an opinion with respect to the Company's status as a real estate investment trust in the form of EXHIBIT B hereto;

              (c) Nixon Peabody, LLP, counsel for the Company, is delivering to each of the Purchasers an opinion in the form of EXHIBIT C hereto;

              (d) the general counsel of the Company is delivering to each of the Purchasers an opinion in the form of EXHIBIT D hereto;

              (e) the Company is delivering to each of the Purchasers a waiver of the ownership limitations set forth in the Articles in the form of EXHIBIT E hereto; (the "OWNERSHIP WAIVER"); and

              (f) the Operating Partnership is delivering to the Company an amendment to the Operating Partnership's Second Amended and Restated Agreement of Limited Partnership (the "L.P. AGREEMENT") establishing a series of preferred units (the "UNITS") of the Operating Partnership in the form of EXHIBIT F hereto (the "OP AMENDMENT");

               (g) The Company is causing to be delivered to the Purchasers a letter from Duff & Phelps Credit Rating Co. confirming the rating of the Shares as not less than BBB- (the "RATING LETTER") in the form of EXHIBIT G hereto;

               (h) The Company is delivering to each of the Purchasers an officers' certificate in the form of EXHIBIT H hereto with appropriate schedules (the "OFFICERS' CERTIFICATE") and such other documents, certificates and opinions as the Purchasers may reasonably request;

               (i) The Company and Prudential Investment Management Services LLC ("PIMS") are entering into and delivering an agreement (the "AGENCY FEE AND WARRANT AGREEMENT") in the form of EXHIBIT I hereto, and the Company shall have performed all obligations required thereunder in connection with the issuance of the Shares, including the payment of a placement fee and the issuance of certain warrants as set forth in the Agency Fee and Warrant Agreement; and

                (j) Each party indicated in the Agency Fee and Warrant Agreement is receiving Warrants in the form of EXHIBIT J hereto from the Company ("WARRANTS") to purchase shares of Common Stock.

                (k) On the date of the Closing, the purchase of the Shares by each Purchaser shall: (i) be permitted by the laws and regulations of each jurisdiction to which the applicable Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment; (ii) not violate any applicable law or regulation; and (iii) not subject the applicable Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect prior to the date hereof. If requested by the Purchasers, the Purchasers shall have received an Officer's Certificate certifying as to such matters of fact as the Purchasers may reasonably specify to enable the Purchasers to determine whether such purchase is so permitted.

           2.04. EXPENSES. At the Closing, the Company shall pay or cause to be paid all of the Purchasers' actual third party due diligence expenses and outside legal and consulting fees in connection with the transaction
contemplated hereby, not to exceed $75,000 in the aggregate.   Prudential shall
furnish the Company with supporting documentation, in reasonable detail, for such expenses.

           Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OPERATING Partnership. The Company and the Operating Partnership, jointly and severally, represent, warrant and covenant to each Purchaser as follows:

                3.01.  STATUS; POWER AND AUTHORITY.

             (a) Each of the Company and the Operating Partnership is a corporation or partnership duly organized, validly existing and (in the case of the Company) in good standing under the laws of its state of organization and has all requisite power and authority to enter into and perform its obligations under each of the Transaction Documents (as defined below) to which it is a party and to consummate the transactions contemplated hereby and thereby, including the issuance of the Shares, and to own, lease and operate its properties and conduct its business as now being conducted or proposed to be conducted as described in the Exchange Act Reports (as defined below), and is duly qualified or registered to transact business and is in good standing under the laws of each other jurisdiction in which its owns or leases properties, or conducts any business, so as to require such qualification or registration, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect (as defined below).

             (b) The Subsidiaries (as defined below) are listed on SCHEDULE 3.1(B) and have each been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation and have all requisite power and authority to own, lease and operate their properties and to conduct their businesses as now being conducted or proposed to be conducted as described in the Exchange Act Reports, and each Subsidiary is duly qualified or registered to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification or registration, except where the failure to be in good standing or to so qualify or register would not reasonably be expected to have a Material Adverse Effect.

              (c) As used in this Agreement, "SUBSIDIARIES" means any entities that would be treated as consolidated subsidiaries of the Company or the Operating Partnership for financial accounting purposes under generally accepted accounting principles ("GAAP") as applied in the United States including, without limitation, the entities listed on SCHEDULE 3.1(B).

              (d) As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any event, circumstance or condition that has or is reasonably expected to have a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, the Operating Partnership and the Subsidiaries taken as a whole or that would materially impair the Company's or the Operating Partnership's ability to perform its obligations under, or otherwise affect the enforceability or validity of, the Transaction Documents.

               (e) As used in this Agreement, "TRANSACTION DOCUMENTS" means each of this Agreement, the Agency Fee and Warrant Agreement, the Series C Articles Supplementary, the OP Amendment, the Warrants and the Ownership Waiver.

               3.02.  NO MATERIAL VIOLATION OR CONFLICT.   The execution and
delivery by the Company and the Operating Partnership of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein (including the sale and delivery of the Shares and the issuance of the Warrants) will not conflict with or result in a breach or violation by the Company or the Operating Partnership of, or constitute a default, or an event which with notice or passage of time or both could become a default, by the Company or the Operating Partnership under or result in the creation of any lien, security interest or encumbrance upon the stock or assets of the Company, the Operating Partnership or any of the Subsidiaries or, as to clause (ii) below, impose any additional monetary obligations on the Company, the Operating Partnership, or any Subsidiary under, or modify the contractual obligations of any party under, or give rise to any right of termination, amendment, acceleration or cancellation under, (i) the Articles or the by-laws of the Company or the L.P. Agreement, (ii) any contract, agreement or instrument to which the Company, the Operating Partnership or any of the Subsidiaries is a party or by which the Company, the Operating Partnership or any of the Subsidiaries is bound or to which any of their properties are subject or (iii) any existing applicable law, rule, published regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over the Company, the Operating Partnership or any of the Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for such conflicts, breaches, defaults, liens, security interests or encumbrances upon the stock or assets of the Company, the Operating Partnership or any of the Subsidiaries, or imposition of additional monetary obligations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                3.03. NO MATERIAL DEFAULT. (a) None of the Company, the Operating Partnership or the Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, contract, commitment, instrument, plan or undertaking (including, without limitation, any and all leases, mortgages, and other contractual arrangements with respect to real property) material to the business of the Company, the Operating Partnership and the Subsidiaries taken as a whole (collectively, the "CONTRACTS") and (b) no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute or result in a default thereunder except, in the case of each of (a) and (b), for such defaults or events as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Contracts is valid and enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and except for those failures of Contracts (or provisions thereof) to be valid or enforceable which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company's bonds, debentures, notes or other evidences of indebtedness are in default as to principal or interest, as of the date hereof.

                3.04. SHARES. The Company has all requisite corporate right, power and authority to issue, sell, and deliver the Shares and the Warrants as contemplated by this Agreement; the Shares and the issuance of the Warrants have been duly authorized, and upon such issuance, sale and delivery, and payment of the Purchase Price therefor as contemplated by this Agreement and the Warrants, the Purchasers will receive good and valid title to the Shares and the recipients of Warrants will receive good title to the Warrants, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind and such Shares and the Warrants will be fully paid and non-assessable, not subject to any preemptive rights and will have been issued and sold in compliance with all applicable Federal, State and local laws. The shares of Common Stock, par value $.01, of the Company (the "COMMON STOCK") issuable upon conversion of the Shares and the exercise of the Warrants have been duly authorized and have been reserved for such purpose. Upon such conversion or exercise, the Purchasers, with respect to the Shares, and recipients of the Warrants, with respect to the Warrants, will receive the appropriate number of shares of Common Stock free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind created or permitted to exist by the Company and such shares of Common Stock will be fully paid and nonassessable, not subject to any preemptive rights and will have been issued and sold in compliance with all applicable Federal, State and local laws. The form of certificates evidencing the Shares and the Warrants, and upon conversion or exercise thereof, the Common Stock, will comply with all applicable legal requirements and the rules of the New York Stock Exchange ("NYSE") and with all applicable requirements of the Articles and By-laws of the Company (the "BYLAWS").

           3.05. OBLIGATIONS BINDING The execution and delivery of each of the Transaction Documents by the Company and the Operating Partnership, the issuance of the Shares and the Warrants, and the issuance of the Common Stock upon the conversion or exercise thereof and the consummation of the transactions contemplated thereby have been duly authorized by the Company's Board of Directors, and no further consent or authorization of the Company, its Board of Directors, Shareholders, the Operating Partnership, its limited partners, any governmental authority (except with respect to the filing of the Series C Articles Supplementary) or any other third party is required for such execution, delivery, issuance or consummation. Each of the Transaction Documents to which it is a party has been duly executed and delivered by the Company or the Operating Partnership, as the case may be, and constitutes the legal, valid and binding obligation of the Company or the Operating Partnership, as the case may be, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

           3.06. INVESTMENT COMPANY. Neither the Company nor the Operating Partnership is required to register as an "investment company" and, to the knowledge of the Company and the Operating Partnership, neither is directly nor indirectly controlled by any person which is required to register as an "investment company," within the meaning of and under the Investment Company Act of 1940 as amended, (the "1940 ACT"), and the transactions contemplated by the Transaction Documents will not cause the Company or the Operating Partnership to become an "investment company" subject to registration under the 1940 Act.

           3.07. REIT STATUS. The Company is and has been, commencing with the Company's taxable year ended 1994, and upon the sale of the Shares and Warrants will continue to be, organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under Sections 856 through 860 of the U.S. Internal Revenue Code of 1986, as amended (the "CODE"), and the present and contemplated method of operation, assets and income of the Company, the Operating Partnership and the Subsidiaries do and will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2000, and in the future. The Company is not currently a "pension -held REIT" within the meaning of Code Section 856(h)(3)(D) and the Treasury Regulations promulgated thereunder.

             3.08.  CAPITALIZATION.

              (a) The authorized capital stock of the Company as of the date of this Agreement prior to the adoption of the Series C Articles Supplementary consists of 80,000,000 shares of Common Stock, of which, as of the date of this Agreement, 20,256,753 shares were issued and outstanding, 10,000,000 shares of excess stock, par value $0.01 per share, none of which is outstanding, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, 1,666,667 shares of which are issued and outstanding as the Company's Series A Senior Convertible Preferred Stock and 2,000,000 of which are issued and outstanding as the Company's Series B Convertible Cumulative Preferred Stock. All of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and nonassessable and are free from preemptive rights assessable, and have been issued and sold in compliance with all applicable Federal, State and local laws.

              (b) As of March 31, 2000, the outstanding partnership interests in the Operating Partnership consist of a general partnership interest held by the Company representing a 1.00% interest in the Operating Partnership, 19,679,433 common units held by Home Properties Trust, a Maryland real estate investment trust and a wholly owned subsidiary of the Company, representing in the aggregate a 50.2% interest in the Operating Partnership, 15,461,880 common units representing in the aggregate a 39.4% interest in the Operating Partnership, one Class A Limited Partnership Interest with a stated value of $35,000,000 (the "CLASS A INTEREST") and 2,000,000 units of Class B limited partnership interests (the "CLASS B INTEREST").

              (c) Except as set forth on SCHEDULE 3.8, there are no outstanding options, warrants, rights or other securities exercisable for, exchangeable for or convertible into equity securities of the Company or the Operating Partnership.

              (d) There are no antidilution or price adjustment provisions contained in any security issued by the Company or the Operating Partnership (or in any agreement providing rights to any security holder of the Company or Operating Partnership) that will be triggered by the issuance of the Shares or the Warrants or the exercise of any conversion privilege in respect thereto. The Company and the Operating Partnership are not parties to and do not have any knowledge of, any agreement with respect to voting of either of their securities.

            3.09. REGISTRATION. The Shares, the Warrants and the shares of Common Stock issuable upon the conversion or exercise of the foregoing have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") and any applicable state securities and local law, and are freely tradable. No further registration or qualification of such Shares, Warrants or shares of Common Stock under any securities laws is required in connection with the offer, sale and delivery of the Shares, Warrants or shares of Common Stock in the manner contemplated in this Agreement.

            3.10. FINANCIAL STATEMENTS. The financial statements and supporting schedules included in the Company's periodic filings filed pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), are complete and correct in all material respects, are materially consistent with the books and records of the Company, the Operating Partnership and the Subsidiaries, comply as to form in all material respects with applicable accounting requirements and to the rules and regulations of the Securities and Exchange Commission with respect thereto, and present fairly in all material respects the consolidated financial position of the Company, the Operating Partnership and the Subsidiaries as of the dates specified (subject to normal year-end audit adjustments in the case of unaudited interim financial statements) and the consolidated results of their operations and cash flows for the periods specified (subject to normal year-end audit adjustments in the case of unaudited interim financial statements); such financial statements, including the related schedules and notes thereto, were prepared in conformity with GAAP on a consistent basis during the periods involved, except as indicated therein or in the notes thereto. The historical financial information and property information provided by the Company to the Purchasers and the information contained in the Company's press release, dated April 27, 2000 with respect to its first quarter financial results is true and correct, in all material respects, and accurately sets forth the financial results of the properties set forth therein. Such information, together with the Company's and the Operating Partnership's periodic filings pursuant to the Exchange Act, which filings include but are not limited to the Company's Annual Report on Form 10-K filed on March 30, 2000, Registration Statement on Form S-3 filed on January 18, 2000, Current Report on Form 8-K dated April 5, 2000, and Proxy Statement on form DEF 14A dated March 29, 2000 (collectively, the "EXCHANGE ACT REPORTS"), do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
Neither the Company, the Operating Partnership nor any of the Subsidiaries has any material liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due), other than: (i) liabilities disclosed in the Exchange Act Reports , (ii) liabilities which have arisen after the date of the last Exchange Act Report in the ordinary course of business, including those set forth on SCHEDULE 3.10, and (iii) liabilities which could not reasonably be expected to have a Material Adverse Effect. The Prospectus Supplement filed by the Company to effect the registration of the Shares and Warrants and the Common Stock issuable upon the exercise or conversion thereof does not contain an untrue statement of fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

             3.11. EXCHANGE ACT COMPLIANCE. The Company has timely filed all documents required to be filed with the Securities and Exchange Commission pursuant to the Exchange Act and the rules and regulations thereunder. All such documents, when so filed, complied in form and substance in all material respects with the Exchange Act and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            3.12. NO MATERIAL ADVERSE CHANGES. Since December 31, 1999, except as or as disclosed herein pursuant to SCHEDULE 3.10 to the Disclosure
Schedule: (i) there has been no event, circumstance or condition relating to or affecting the business, assets, liabilities, results of operations, condition (financial or otherwise) of the Company, the Operating Partnership and the Subsidiaries taken as a whole, or the earnings or the ability to continue to conduct business in the usual and ordinary course of the Company, the Operating Partnership and the Subsidiaries taken as a whole, whether or not arising in the ordinary course of business, which would reasonably be expected to have a Material Adverse Effect; and (ii) except for the transactions contemplated by the Transaction Documents or as set forth in the Exchange Act Reports, there has been no material transaction entered into by the Company, the Operating Partnership or any of the Subsidiaries other than (a) transactions in the ordinary course of business or (b) transactions which would not reasonably be expected to have a Material Adverse Effect; and (iii) there have not been any changes in the capital stock or any material increases in the Indebtedness of the Company, the Operating Partnership or any of the Subsidiaries or any increase in the regular dividend or the declaration or payment of a special dividend on any security or interest of the Company, the Operating Partnership or any of the Subsidiaries.

            3.13. LITIGATION. There is no action, suit, investigation or proceeding (whether or not purportedly on behalf of the Company, the Operating Partnership or any of the Subsidiaries) before or by any court or governmental agency or body, domestic or foreign, now pending or, to the best knowledge of the Company or the Operating Partnership, threatened against or affecting the Company, the Operating Partnership or any of the Subsidiaries, which in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SCHEDULE 3.13 to the Disclosure Schedule hereto contains a complete list of each action presently pending against the Company, the Operating Partnership or any Subsidiary that is not covered by insurance procured by the Company, the Operating Partnership or any Subsidiary, and a list of any judgment or settlement made on behalf of any of the foregoing during the preceding 12 months other than under such insurance policies.

            3.14.  TITLE TO PROPERTIES; LEASEHOLD INTERESTS.

             (a) Except for matters which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(i) the Company, the Operating Partnership or one or more of the Subsidiaries, has good and marketable title to all real properties it owns free from easements, liens, pledges, claims, charges, options, defects, preferential purchase rights, rights of first refusal or other encumbrances and has good title or an enforceable leasehold interest, license or other lawful right to use all other assets that are used in the Company's, the Operating Partnership's or one or more of the Subsidiaries' business substantially in the manner in which they currently are operated, in each case, subject only to Permitted Exceptions (as herein defined) and no notice has been issued alleging any default in compliance with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions or alleging a violation of any zoning, building, fire, health code or other applicable laws or regulations with respect to the properties; (ii) all leases under which the Company, the Operating Partnership or any of the Subsidiaries leases any property are in full force and effect, and neither the Company, the Operating Partnership nor any such Subsidiary is in default in any material respect of any of the terms or provisions of any of such leases and to the Company's and the Operating Partnership's knowledge no claim has been asserted by anyone adverse to any such entity's rights as lessee under any of such leases, or affecting or questioning any such entity's right to the continued possession or use of the properties under any such leases or asserting a default under any such leases,
(iii) all liens, charges or encumbrances on or affecting any of the property and assets of the Company, the Operating Partnership and the Subsidiaries which are required to be disclosed in the Company's Exchange Act Reports are disclosed therein; and (iv) there is no judicial, municipal or administrative action, suit, arbitration, proceeding or investigation pending or threatened against, relating to or affecting the Company, the Operating Partnership or any Subsidiary, their assets or properties, before any court or Governmental Authority (as defined below), including, without limitation, proceedings for or involving collections, , alleged building code or environmental or zoning violation, alleged to have occurred at any of the properties or by reason of the condition, use of, or operations on any of the properties. While there may be actions, suits and other proceedings pending or threatened against, relating to or affecting the Company, the Operating Partnership or any Subsidiary involving condemnation, eminent domain, personal injuries or property damage, such matters are not reasonably expected to have a Material Adverse Effect.

               (b)  As used in this Agreement, "PERMITTED EXCEPTIONS" means:
(i) real estate taxes and assessments not yet due and payable; (ii) covenants, restrictions, easements and other similar agreements, PROVIDED that the same are not violated by existing improvements or the current or proposed use and operation of the Company's, the Operating Partnership's or any Subsidiary's property; (iii) zoning laws, ordinances and regulations, building codes, rules and other governmental laws, regulations, rules and orders affecting any of the Company's, the Operating Partnership's or any Subsidiary's property, PROVIDED that the same are not violated by existing improvements or the current or proposed use and operation of such property; (iv) any imperfection of title which does not materially and adversely affect the current or proposed use, operation or enjoyment of any of the Company's, the Operating Partnership's or any Subsidiary's real property and does not render title to such real property unmarketable or uninsurable and does not materially impair the value of such property; and (v) mortgage financings which are disclosed in the Exchange Act Reports or on Schedule 3.10 to the Disclosure Schedule.

          3.15.  ENVIRONMENTAL COMPLIANCE.

             (a) Except for such matters which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the Company, the Operating Partnership and each of the Subsidiaries has complied and is in compliance with all Environmental Laws (as hereinafter defined).

             (b) Except for such notices relating to matters which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, notice of violation or other written communication has been received by the Company, the Operating Partnership or any of their Subsidiaries from any Governmental Authority or any other entity or person, alleging or suggesting an Environmental Law violation in respect of any property owned by any of them.

              (c) Neither the Company, the Operating Partnership nor any of the Subsidiaries, nor any of their agents, licensees, invitees, tenants or any other person or entity has used, will use or will permit to be used any real property owned, leased or occupied by any such party for the purpose of handling, storing, burying, retaining, refining, transporting, processing, manufacturing, generating, producing, spilling, seeping, leaking, escaping, leaching, pumping, pouring, emitting, emptying, discharging, injecting, dumping, transferring or otherwise disposing of or dealing with Hazardous Materials. Neither the Company, the Operating Partnership nor any of the Subsidiaries will be deemed to be in breach of the foregoing with respect to
(i) maintenance and use of underground heating fuel oil tanks, provided such maintenance and use is in full compliance with all applicable Environmental Laws, and (ii) storage and use of cleaning solvents and other chemicals used in the routine maintenance of the properties, provided such storage and use is in full compliance with all applicable Environmental Laws.

              (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company, the Operating Partnership nor any of the Subsidiaries is aware of (i) any seepage, leak, escape, leach, discharge, injection, release, emission, spill, pumping, pouring, emptying or dumping of Hazardous Materials into waters on or adjacent to any real property owned, leased or occupied by any such party, or onto lands from which Hazardous Materials might seep, flow or drain into such waters; or (ii) the use of any nearby or adjacent property which would likely create any liability on the part of the Company, the Operating Partnership or any of their Subsidiaries under the Environmental Laws or that would require reporting to or notification by the Company, the Operating Partnership, or any of their Subsidiaries to any Governmental Authority

              (e) Except as disclosed on Schedule 3.13 to the Disclosure Schedule, and such matters as would not reasonably be expected to have a Material Adverse Effect, the Company and the Operating Partnership and the Subsidiaries have no knowledge of any occurrence or circumstance that, with notice or passage of time or both, would be likely to give rise to a claim under or pursuant to any federal, state or local Environmental Law pertaining to Hazardous Materials on or originating from any real property owned or occupied by the Company, the Operating Partnership or any of the Subsidiaries.

              (f) No land owned by the Company, the Operating Partnership or any of the Subsidiaries is included or, to the actual knowledge of the Company, proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as hereinafter defined) by the United States Environmental Protection Agency (the "EPA") or on the inventory of other potential "Problem" sites issued by the EPA and has not otherwise been publicly identified by the EPA as a potential CERCLA site or included or proposed for inclusion on any list or inventory issued pursuant to any other Environmental Law or issued by any other Governmental Authority .

              (g) As used herein, "HAZARDOUS MATERIALS" shall include without limitation any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances or related materials, asbestos or any hazardous material as defined by any federal, state or local environmental law, ordinance, rule or regulation, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), the Hazardous
Materials Transportation Act, as amended, 49 U.S.C. Section 1801 ET
SEQ., the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
Section 9601 ET SEQ., the Emergency Planning and Community Right-to-
Know Act of 1986, 42 U.S.C. Section 11001 ET SEQ., the Toxic
Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 ET
SEQ., the Clean Air Act, 42 U.S.C.Section 7401 ET SEQ., the Clean
Water Act (Federal Water Pollution Control Act), 33 U.S.C.
Section 1251 ET SEQ., the Safe Drinking Water Act, 42 U.S.C.
Section 300F to 300j-11, and the Occupational Safety and Health Act,
29 U.S.C. Section 651 ET SEQ., as any of the above statutes may be amended from time to time, and in the regulations adopted and publications promulgated pursuant to each of the foregoing and any other rules, ordinances, codes, licenses, statutes, regulations, permits, orders, approvals, plans, authorizations, concessions and similar items of all Governmental Authorities and all applicable, judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Materials (collectively, "ENVIRONMENTAL LAWS") or by any federal, state or local governmental authority having or claiming jurisdiction over the properties and assets of the Company, the Operating Partnership and the Subsidiaries (a "GOVERNMENTAL AUTHORITY").

            3.16 TAXES. The Company, the Operating Partnership and the Subsidiaries have timely filed or filed for extensions of the filing period and filed within such extended period all federal, state, local, foreign and other tax returns, reports, information returns and statements (except for returns, reports, information returns and statements the failure of which to timely file would not reasonably be expected to result in any Material Adverse Effect) required to be filed by them. The Company, the Operating Partnership and the Subsidiaries have paid or caused to be paid all material taxes (including interest and penalties) that are due and payable by the Company, the Operating Partnership and the Subsidiaries (whether or not shown on such tax returns), except those taxes which are being contested by the Company, the Operating Partnership and the Subsidiaries in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on the Company's, the Operating Partnership's and the Subsidiaries' books in accordance with GAAP consistently applied. The Company, the Operating Partnership and the Subsidiaries do not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by the Company, the Operating Partnership and the Subsidiaries in accordance with GAAP consistently applied. Except as set forth on SCHEDULE 3.16 hereto, no federal, state, foreign, local or other tax returns for the Company, the Operating Partnership and the Subsidiaries have been audited by the Internal Revenue Service or other taxing authority. No deficiency or assessment with respect to, or proposed adjustment of, the Company's, the Operating Partnership's or any of the Subsidiaries' federal, state, local, foreign or other tax returns is pending or, to the best of the Company's and the Operating Partnership's knowledge, threatened. There is no tax lien, whether imposed by any federal, state, local or other tax authority, outstanding against the assets, properties or business of the Company, the Operating Partnership, or any Subsidiary. There are no applicable taxes, fees or other governmental charges payable by the Company, the Operating Partnership or any of the Subsidiaries in connection with the execution and delivery of Transaction Documents or the issuance to the Purchasers by the Company of the Shares, the Warrants, or the shares of Common Stock issuable upon conversion or exercise thereof other than filing fees and/or taxes related to the filing of the Series C Articles Supplementary and any fees and charges in connection with the registration of the Shares, the Warrants and the Common Stock.

             3.17 INSURANCE. The Company, the Operating Partnership and the Subsidiaries each carry or are entitled to the benefits of insurance from financially sound and reputable insurers in such amounts and covering such risks as is reasonably sufficient under the circumstances or is customary in the industry and all such insurance is in full force and effect. Schedule 3.17 to the Disclosed Schedule sets forth a summary of all such insurance coverage.

             3.18. EMPLOYEES, ERISA. The Company, the Operating Partnership and the Subsidiaries have good relationships with their employees and have not had any substantial labor problems that would reasonably be expected to have a Material Adverse Effect. There is no strike or work stoppage existing or, to the knowledge of the Company and the Operating Partnership, threatened against the Company, the Operating Partnership or the Subsidiaries. The Company and the Operating Partnership do not have any knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company, the Operating Partnership or any Subsidiary where such departure would reasonably be expected to have a Material Adverse Effect. Other than as disclosed in any Exchange Act Report and on SCHEDULE 3.18 to the Disclosure Schedule, the Company, the Operating Partnership and the Subsidiaries have not established, sponsored, maintained, made any contributions to or been obligated by law to establish, maintain, sponsor or make any contributions to any "employee pension benefit plan" or any material "employee welfare benefit plan" (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, any "multi-employer plan," or any other program, plan, or policy which provided payouts, benefits or reimbursements to employees (collectively, "BENEFIT PLANS") except where the liabilities associated with such Benefit Plan or Plans would not reasonably be expected to have a Material Adverse Effect. The Company, the Operating Partnership, the Subsidiaries and each Benefit Plan are in compliance with all applicable laws relating to the employment of labor, including bargaining and the payment of social security and other taxes, and with ERISA, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. There is no material suit, action, dispute, claim, arbitration, or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of any Benefit Plan or of any fiduciary duties thereunder or violation of any applicable statute, law, rule or regulation with respect to any Benefit Plan. No Benefit Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

            3.19. GOVERNMENTAL AND OTHER CONSENTS. Other than such consents as have been obtained and filings under applicable federal and state securities laws , which the Company has obtained, and the filing of the Series C Articles Supplementary, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority or third party on the part of the Company or the Operating Partnership is required for the valid execution, delivery or performance of any of the Transaction Documents or the valid offer, issuance, sale and delivery of the Shares and the Warrants (or shares of Common Stock issuable upon conversion or exercise thereof).

            3.20. LEGAL COMPLIANCE. Except as disclosed in any Exchange Act Reports, the Company, the Operating Partnership and the Subsidiaries are in compliance with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect. The properties are being used (and the improvements thereon have been constructed) in accordance with all applicable zoning and building codes and ordinances. The Company, the Operating Partnership and the Subsidiaries have all necessary permits, licenses and other authorizations required to conduct their businesses as currently conducted, and as proposed to be conducted, except where a failure to have such permits, licenses or other authorizations would not reasonably be expected to have a Material Adverse Effect. Neither the Company, the Operating Partnership nor any Subsidiary has violated any domestic or foreign law or any regulation or requirement, which violation has or could be reasonably likely to have a Material Adverse Effect, and neither the Company, the Operating Partnership nor any Subsidiary has received notice of any such violation. There are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Company, the Operating Partnership or the Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

            3.21 BROKERS FEES; EXPENSES. Other than PIMS and Mercury Partners, the Company has not dealt with any broker, finder, commission agent or other person in connection with the placement of the Shares or the Warrants, and is not obligated to pay any broker's fee or commission in connection therewith, except as set forth in the Agency Fee and Warrant Agreement.
Except for Mercury Partners and as set forth in Section 2.04 or in respect of paying its own legal expenses in connection with the issuance of the Shares or the Warrants, the Company is not obligated to pay any fees or reimburse any expenses to any other party.

            3.22.  AFFILIATE TRANSACTIONS.  Except as set forth on Schedule
3.22 to the Disclosure Schedule or as disclosed in the Exchange Act Reports, neither the Company nor the Operating Partnership has any transactions required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission with any director or executive officers of the Company.

              3.23. DISCLOSURE. The Company has provided the Purchasers with the information attached hereto as SCHEDULE 3.23 to the Disclosure Schedule (the "Investment Summary"). Neither this Agreement, the Transaction Documents, the Investment Summary, or any exhibit or schedule hereto or thereto nor any other statements made or certificates delivered in connection with the issuance of the Shares or the Warrants, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, provided that any forward looking information contained in the Investment Summary is based on the reasonable assumptions of the Company's management and the Company is not hereby making any representation that its expectations will be achieved.

               3.24. DIVIDENDS. Other than the dividend payment priorities established in connection with the issuance of the Company's Series A Senior Convertible Preferred Stock, the Series B Cumulative Preferred Stock and as set forth in the Series C Articles Supplementary and in the Credit Agreement between the Operating Partnership and Manufacturers and Traders Trust Company, there are no agreements that restrict the right of the Company to declare and pay dividends on its capital stock.

           Section 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

                Section Each Purchaser represents, warrants and covenants to the Company and the Operating Partnership as of the date hereof as follows:

            4.01. OWNERSHIP LIMITATIONS. Such Purchaser has received a copy of the Articles, and understands and is and will be in compliance with the restrictions on transfer and ownership of the Company's capital stock included therein as modified by the Ownership Waiver.

            4.02 AGREEMENT.  This Agreement has been duly authorized by all necessary action on the part of such Purchaser, and this Agreement has been duly executed and delivered by such Purchaser and constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by:
(i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           Section 5.  COVENANTS OF THE COMPANY.

              5.01. FILING OF EXCHANGE ACT REPORTS. After the date of this Agreement, the Company will timely file all documents required to be filed with the Securities and Exchange Commission pursuant to Section 13 or 15 of the Exchange Act and will use its best efforts to maintain its eligibility to use Form S-3 under the Securities Act.

              5.02. MAINTENANCE OF REIT STATUS. The Company will use its best efforts to continue to qualify and be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code. The Company (i) will not voluntarily terminate its status as a real estate investment trust, and (ii) will promptly provide to each Purchaser all notices, correspondence or other written communications received by the Company from the Internal Revenue Service relating to the Company's and the Operating Partnership's status as a real estate investment trust, subject to appropriate confidentiality agreements.

              5.03. NO PUBLIC DISCLOSURE. Neither the Company, the Operating Partnership nor any affiliate of the Company or the Operating Partnership will make any public disclosure concerning the transactions contemplated by this Agreement unless such disclosure has been provided to each Purchaser at least two (2) business days prior to such disclosure. Unless in the reasonable opinion of counsel to the Company such disclosure is required by applicable law, neither the Company, the Operating Partnership nor any affiliate of the Company or the Operating Partnership will make any such public disclosure without the prior written consent of Purchasers owning a majority of the Shares. Attached to this Agreement as EXHIBIT K is a copy of a press release issued by the Company in connection with a prior issuance of preferred stock. The Purchasers acknowledge and agree that the Company may issue a press release containing similar information after the Closing provided that the Purchasers shall have the right to approve the accuracy of the information contained in that press release prior to its issuance. Once the Purchasers' prior consent has been obtained with respect to a public disclosure, the same (or substantially identical) disclosure may subsequently be disclosed by the Company or the Operating Partnership without further approval by the Purchasers.

             5.04. SUBSEQUENT OPINIONS OF INDEPENDENT PUBLIC ACCOUNTANTS OR INDEPENDENT COUNSEL. So long as any of the Shares remain issued and outstanding, the Company shall provide the Purchasers with any opinions regarding the Company's status as a real estate investment trust received from the Company's independent public accountants or a nationally recognized law firm in connection with any subsequent financings.

             5.05. COMMON STOCK. The Company covenants and agrees that it shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock solely for the purpose of effecting conversion of the Shares or exercise of the Warrants, the full number of shares of Common Stock as shall then be deliverable upon the conversion of all outstanding Shares or exercise of all Warrants not theretofore converted or exercised into Common Stock. Such shares of Common Stock shall, when issued or delivered, be validly issued and fully paid and non-assessable, registered under the Securities Act, not be subject to any preemptive rights, be free and clear of all pledges, liens, security interests charges, claims or other encumbrances of any kind and will have been issued in compliance with all applicable laws.

              5.06. LISTING. The Company covenants and agrees that it shall cause the shares of Common Stock deliverable upon the conversion of the Shares or exercise of the Warrants to be listed on the NYSE.

              5.07. LIMITATIONS ON INDEBTEDNESS. The Company covenants and agrees that, so long as any Shares remain outstanding, neither the Company, the Operating Partnership nor any Subsidiary shall incur or suffer to exist any Indebtedness that would result in the Company's ratio of consolidated Indebtedness to Total Market Capitalization exceeding 70%. The Company will provide each of the Purchasers with a certificate of its Chief Financial Officer certifying the Company's, the Operating Partnership's and the Subsidiaries' compliance with this Section 5.07 within forty-five (45) days after each calendar quarter.

            For the purposes of this Agreement:

               (a) "INDEBTEDNESS" shall mean, without duplication on a consolidated basis (i) all obligations of the Company, the Operating Partnership or any Subsidiary for borrowed money, (ii) all obligations of the Company, the Operating Partnership or any Subsidiary evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Company, the Operating Partnership or any Subsidiary under conditional sale or other title retention agreements relating to property purchased by the Company, the Operating Partnership or any Subsidiary, (iv) all obligations of the Company, the Operating Partnership or any Subsidiary issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice), (v) all other obligations, contingent or otherwise, which, in accordance with GAAP, should be classified on the Company's, the Operating Partnership's or any Subsidiary's balance sheets as liabilities, whether or not so classified, (vi) all liabilities secured by any mortgage, pledge, security interest, lien charge or other encumbrance existing on any property or asset now owned by, or acquired by, the Company, the Operating Partnership, or any Subsidiary, (vii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by the Company, the Operating Partnership or any Subsidiary whether or not the obligations secured thereby have been assumed, (viii) all Capitalized Lease Obligations of the Company, the Operating Partnership or any Subsidiary, (ix) all Guarantees of the Company, the Operating Partnership or any Subsidiary, (x) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of the Company, the Operating Partnership or any Subsidiary, (xi) all obligations arising out of foreign exchange contracts, and
(xii) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, as valued in accordance with GAAP consistently applied.

              (b) "GUARANTEES" of the Company, the Operating Partnership or any Subsidiary shall mean (without duplication on a consolidated basis) all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of the Company, the Operating Partnership or any Subsidiary guaranteeing, any Indebtedness, dividend or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by the Company, the Operating Partnership or any Subsidiary : (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds: (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof, PROVIDED, HOWEVER, that the term "Guarantees" shall not include (y) guarantees of completion unless and until a claim for payment has been made thereunder, at which time such completion guarantee shall be deemed Indebtedness to the extent of the claim, and (z) Low Income Housing Credit Guarantees, unless and until a claim for payment is made thereunder. For the purposes of any computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of the Indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

            (c) "CAPITALIZED LEASE OBLIGATIONS" shall mean all obligations of the Company, the Operating Partnership or any Subsidiary under any capital lease which under GAAP are required to be reflected as a liability on a consolidated balance sheet of the Company.

            (d) "LOW INCOME HOUSING CREDIT GUARANTEES" means assurances by the Company or the Operating Partnership to limited partners of certain affiliates of the Company that the properties developed and operated by such affiliates will be kept in compliance with applicable provisions of the Code to avoid loss or recapture of low income housing tax credits.

            (e) "CURRENT MARKET PRICE" of the Common Stock as of any date shall mean the average, for the 20 consecutive Trading Days preceding the date of determination, of the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ Stock Market ("NASDAQ") National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

             (f) "Total Market Capitalization" as of any date shall mean the sum of (1)(x) the Current Market Price multiplied by (y) the sum of (i) the aggregate number of shares of Common Stock outstanding as of such date, plus
(ii) the aggregate number of common units of the Operating Partnership outstanding as of such date not owned by the Company or any of its Subsidiaries, plus (2)(x) the aggregate liquidation preference of all shares of preferred stock of the Company outstanding as of such date, plus (y) the aggregate liquidation preference of any preferred units of the Operating Partnership outstanding as of such date not owned by the Company or any of its Subsidiaries, plus (3) the aggregate of the items of outstanding indebtedness of the Company set forth in items (i) through (iv), and (vi) of the definition of "Indebtedness" above.

           5.08. INCURRENCE COVENANT. The Company covenants and agrees that, so long as any Shares remain outstanding, the ratio of EBITDA to Fixed
Charges in each calendar quarter shall be greater than 1.75 to 1.0. The Company will provide each Purchaser with a certificate of its Chief
Financial Officer certifying the Company's compliance with this Section 5.08 within thirty (30) days after each calendar quarter.

                For the purpose of this Agreement:

             (a) "EBITDA" means, for any period, the Consolidated Businesses' earnings before giving effect to expenses for interest, taxes, depreciation and amortization.

             (b) "FIXED CHARGES" means with respect to any fixed period, the sum of (1) Total Interest Expense; and (2) the aggregate of all dividends paid or accrued on the Company's preferred stock.

             (c) "CONSOLIDATED BUSINESSES" means the Company, the Operating Partnership, and their Subsidiaries.

             (d)  "TOTAL INTEREST EXPENSE" means, for any period, the sum of:
(i) interest expense of the Consolidated Businesses paid during such period; and (ii) interest expense of the Consolidated Businesses accrued and/or capitalized for such period in each case including participating interest expense, the amortization of loan fees, original issue discount, non-cash interest payment, the interest component of Capitalized Lease Obligations and hedging costs but excluding extraordinary interest expense, and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.

             5.09. OPERATING PARTNERSHIP SECURITIES. Concurrent with the Closing, the Company shall cause the Operating Partnership to issue to the Company or one of its wholly owned Subsidiaries 400,000 Units with the designations, preferences and other rights, terms and provisions set forth in the OP Amendment attached as EXHIBIT F hereto, and the Company shall cause the Operating Partnership to keep such Units outstanding and the Company (or its Subsidiaries) shall continue to own such Units, for so long as the Shares are outstanding, subject to redemption or conversion as provided for in the OP Amendment. So long as any Units are outstanding, the Company shall not permit the Operating Partnership to authorize, reclassify or create any securities of any class or series or any security convertible into securities of any class or series ranking prior to the Units in the distribution of assets upon any liquidation, dissolution or winding up of the Operating Partnership or in the payment of distributions except for the Class A Interest.

             5.10. COMPANY TRANSACTIONS. Except as otherwise provided in paragraph (b) of Section 6, the Company agrees that it shall not repurchase any of the Shares except pursuant to an offer made on the same terms to the holders of all outstanding Shares.

             5.11 COMPLIANCE WITH LAWS. The Company shall comply and shall cause each Subsidiary to comply with all applicable laws, rules, regulations and orders, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA, the Americans with Disabilities Act of 1990, as amended, and all Environmental Laws, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

             5.12 RESTRICTIVE AGREEMENTS PROHIBITED. (a) Except as described in Section 3.24, the Company will not enter into, become a party to, allow to exist or adopt any contract, indenture, agreement or instrument, or any note, debenture, bond or other security or enter into any amendment of any provision of the Articles or Bylaws, containing provisions which would by its terms restrict or limit the ability of the Company to pay the full amount of the dividends on the Shares at the rates and on the dates fixed in the Series C Articles Supplementary or which otherwise restrict the Company's performance of this Agreement, the terms of the Shares or the Warrants; provided that covenants or other provisions requiring the maintenance of reasonable minimum levels of shareholders' equity or net worth, cash flow, current assets and similar items and agreements relating to the future issuance of preferred stock on a parity with the Shares shall not be deemed to limit, impair or otherwise modify the obligations of the Company to declare and pay dividends on the Shares as and when the same are due and payable.

            (b) Except as could not be reasonably expected to have a Material Adverse Effect, the Company will not permit any Subsidiary to be a party to or bound by any contract, indenture, agreement, instrument or any note, debenture, bond or other security under the terms of which such Subsidiary's right to declare and pay dividends or make other distributions on or in respect of its capital stock is restricted; provided that covenants or other provisions requiring the maintenance of reasonable minimum levels of shareholders' equity or net worth, cash flow, current assets and similar items shall not be deemed to limit, impair or otherwise modify the obligations of the Subsidiaries to declare and pay dividends on capital stock as and when the same are due and payable or to redeem shares of capital stock.

           5.13 MAINTENANCE OF RATING OF THE SHARES. The Company covenants and agrees that, so long as any Shares remain outstanding, the Company shall maintain a rating on the Shares by at least one nationally recognized statistical rating organization, including but not limited to Duff & Phelps Credit Rating Co.

           5.14 INVESTMENT COMPANY STATUS. The Company covenants and agrees that it will take no action which would require it to be registered as an "investment company" within the meaning of the 1940 Act.

           5.15 Notices. The Company agrees that it shall promptly notify each of the Purchasers of: (i) the occurrence of any event or condition that could reasonably be expected to have a Material Adverse Effect; (ii) any material default under any material debt instrument or other material document; and (iii) any additional rating or removal, cancellation or termination of the rating on the Shares obtained by the Company.

           Section 6.  RESTRICTIONS ON TRANSFER.

             (a) The Purchasers agrees not to transfer, convey, assign, pledge or hypothecate any of the Shares or the shares of Common Stock obtained upon conversion of the Shares except in a transaction in compliance with applicable securities laws.

             (b) The Purchasers agrees that they shall not sell more than 200,000 of the Shares to any purchaser or group of affiliated purchasers (excluding sales to persons who are Purchasers or affiliates of the Purchasers) without first offering to sell such Shares to the Company. Such offer (the "OFFER") shall: (i) be in writing (the "OFFER NOTICE"); (ii) specify the number of Shares proposed to be transferred; and (iii) specify the proposed sale price for the Shares proposed to be sold. Within ten (10) business days after the Company receives the Offer Notice from the Purchaser(s), the Company shall notify the Purchaser(s) in writing whether it irrevocably elects to purchase all, but not less than all, such Shares on the terms of the Offer. If the Company shall have exercised its right to purchase such Shares pursuant to this paragraph, then, within ten (10) business days after delivery of notice of acceptance of the Offer by the Company, at the offices of the Company or such other place as may be mutually agreed upon, the Company shall pay the aggregate purchase price for the Shares by wire transfer of immediately available funds to the account designated by the Purchaser(s) and the Purchaser(s) shall deliver to the Company the certificates representing such Shares free and clear of any liens, charges and encumbrances, duly endorsed in blank, or accompanied by stock powers duly executed in blank. If the Company does not give the Purchaser(s) such notice of acceptance within such ten (10) business day period, then the Offer shall be deemed to be rejected. If the Company rejects (or is deemed to reject) the Offer, then during the next 90 days the Purchaser(s) shall be free to consummate the transaction described in the Offer Notice at 95% of the price set forth therein or a higher price; provided that if the Purchaser(s) do not consummate such transaction within 90 days after the Company has (or is deemed to have) rejected the Offer, then the provisions of this Section 6(b) shall again apply to any sale, transfer or other disposition of any Shares.
           As a condition to any sale, transfer or other disposition pursuant to this Section 6, the Purchasers will obtain a representation from the transferee that such transfer will not cause the transferee to exceed the Company's Ownership Limit, as defined in the Articles.

         Section 7.  COMPANY REQUESTS FOR AN INCREASE IN SERIES C SHARES.
The Company may at any time request that the Purchasers approve an increase in the number of Shares for purposes of selling such additional Shares to third parties; PROVIDED, HOWEVER, that the Purchasers shall have no obligation, express or implied, to approve such request.

         Section 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated herein shall survive the making of this Agreement and sale of the Shares, through and until the expiration of the applicable statute of limitations with respect thereto.

         Section 9. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier or sent by first-class mail, postage pre-paid, or by telecopy, as follows:

           Section If to the Purchaser(s):

            The Prudential Insurance Company of America
            c/o Prudential Real Estate Investors
            8 Campus Drive, 4{th} Floor
            Parsippany, New Jersey 07090
            Attention:   Merchant Banking Group
            Fax: (973) 734-1475

            and

            Teachers Insurance and Annuity Association of America
            730 Third Avenue
            8th Floor
            New York, New York 10017
            Attn: Andrew A. Duffy, Director
            Fax: (212) 916-6960

            with a copy to:
            Clifford Chance Rogers & Wells, LLP
            200 Park Avenue
            New York, New York 10160
            Attention: Jay L. Bernstein, Esq.
            Fax: (212) 878-8375

            If to the Company, at:

            Home Properties of New York, Inc.
            850 Clinton Square
            Rochester, New York 14604
            Attention:  Amy L. Tait, Executive Vice President
            Facsimile: (716) 546-5433

            and

            Home Properties of New York, Inc.
            850 Clinton Square
            Rochester, New York 14604
            Attention:  Ann M. McCormick, General Counsel
            Facsimile: (716) 232-3147

or, in each case, at such address and to the attention of such person as either party shall have furnished to the other by notice.

          Section 10.  ENTIRE AGREEMENT; AMENDMENTS.

          This Agreement and the other Transaction Documents constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties, whether oral or written. This Agreement may be modified or terminated only by an instrument in writing signed by the Company and the Purchasers holding 70% of the Shares then outstanding.

          Section 11.  SUCCESSORS AND ASSIGNS.

           This Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties hereto and any assign and/or successor of each Purchaser shall succeed to (and have the right to enforce) all of such Purchaser's rights hereunder, except for the Ownership Waiver. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

            Section 12.    HEADINGS.

           The headings of the sections of this Agreement are solely for convenience of reference and shall not affect the meaning of any of the provisions hereof.

           Section 13.     GOVERNING LAW.

           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law, without giving effect to the principles of conflicts of law; PROVIDED, HOWEVER, that matters relating to the issuance of the Shares, the terms of the Shares and other internal corporate matters relating to the Company shall be governed by the laws of the State of Maryland. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("LITIGATION") arising out of or relating to the Transaction Documents and the transactions contemplated hereby and thereby, and further agrees that service of any process, summons, notice or document by U.S. Registered Mail to its respective address set forth in the Transaction Documents shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of the Transaction Documents or the transactions contemplated hereby and thereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to the Transaction Documents or the transactions contemplated hereby and thereby.

           Section 14.     COUNTERPARTS.

           This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

           Section 15.     ISSUANCE AND OTHER TAXES.

           The Company shall pay or cause to be paid all stamp, stamp duty, stamp duty reserve, documentary, registration, transfer or similar taxes required to be paid in connection with the issuance and sale to the Purchasers of the Shares and the issuance of the Warrants, and shall cause all appropriate stock transfer tax stamps to be affixed to the certificates representing the Shares and Warrants so sold and delivered. The Company shall file, independently or jointly with each Purchaser, as the law requires, all transfer tax filings required to be filed by it in connection with the sale and delivery to such Purchaser of the Shares and Warrants.

           Section 16.     NO DELAY, WAIVER.

           No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Any waiver or consent by the Purchasers that can be given hereunder shall require the consent of the Purchasers holding 70% of the Shares then outstanding.

           Section 17.     SEVERABILITY.

           If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

           Section 18.     LOST, ETC. CERTIFICATES.

           Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any of the Shares and, in case of any such loss, theft or destruction, upon delivery of indemnity satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Company will at its expense make and deliver a new certificate, of like tenor, in lieu of such lost, stolen, destroyed or mutilated certificate. Upon surrender of any certificate representing any of the Shares to the Company at its principal office, the Company at its expense will issue in exchange therefor and deliver to the holder of the surrendered certificate a new certificate or certificates, in such denomination or denominations as may be requested by such holder.


IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above-written.

                                 HOME PROPERTIES OF NEW YORK, INC.



                                 By: /s/ Amy L. Tait

                                 Name: Amy L. Tait

                                 Title: Executive Vice President


                                 HOME PROPERTIES OF NEW YORK, L.P.

                                 By: Home Properties of New York, Inc.,
                                      its General Partner

                                      /s/ Amy L. Tait
                                      Name: Amy L. Tait
                                      Title: Executive Vice President


                                 THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                 By: ________________________________

                                 Name: ________________________________

                                 Title: ________________________________



                              TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF
                                 AMERICA

                                 By: ________________________________

                                 Name: ________________________________

                                 Title: ________________________________



Section 1. ..........................................Sale and Purchase 1

Section 2. ....................................................Closing 1

     2.01. .............................................Place and Date 1

     2.02. ..............Purchase of Shares; Payment of Purchase Price 1

     2.03. .........................................Closing Deliveries 1

     2.04. ...................................................Expenses 2

Section 3. Representations and Warranties of the Company and the Operating
           Partnership                                                 3

     3.01. ................................Status; Power and Authority 3

     3.02. ..........................No Material Violation or Conflict 3

     3.03. ........................................No Material Default 4

     3.04. .....................................................Shares 4

     3.05. ........................................Obligations Binding 5

     3.06. .........................................Investment Company 5

     3.07. ................................................REIT Status 5

     3.08. .............................................Capitalization 5

     3.09. ...............................................Registration 6

     3.10. .......................................Financial Statements 6

     3.11. ....................................Exchange Act Compliance 7

     3.12. ................................No Material Adverse Changes 7

     3.13. .................................................Litigation 7

     3.14. ...................Title to Properties; Leasehold Interests 7

     3.15. ...................................Environmental Compliance 8

     3.16. ......................................................Taxes 9

     3.17. ..................................................Insurance 10

     3.18. ...........................................Employees, ERISA 10

     3.19. ............................Governmental and Other Consents 11

     3.20. ...........................................Legal Compliance 11

     3.21. .....................................Brokers Fees; Expenses 11

     3.22. .....................................Affiliate Transactions 11

     3.23. .................................................Disclosure 11

     3.24. ..................................................Dividends 11

Section 4. Representations and Warranties of the Purchaser 12

     4.01. ......................................Ownership Limitations 12

     4.02. ..................................................Agreement 12

Section 5. ...................................Covenants of the Company 12

     5.01. .............................Filing of Exchange Act Reports 12

     5.02. .................................Maintenance of REIT Status 12

     5.03. .......................................No Public Disclosure 12

     5.04. Subsequent Opinions of Independent Public Accountants or
           Independent Counsel                                         13

     5.05. ...............................................Common Stock 13

     5.06. ....................................................Listing 13

     5.07. ................................Limitations on Indebtedness 13

     5.08. ........................................Incurrence Covenant 15

     5.09. ...........................Operating Partnership Securities 15

     5.10. .......................................Company Transactions 16

     5.11. .......................................Compliance with Laws 16

     5.12. ..........................Restrictive Agreements Prohibited 16

     5.13. ........................Maintenance of Rating of the Shares 16

     5.14. ..................................Investment Company Status 16

     5.15. ....................................................Notices 16


Section 6. ...................................Restrictions on Transfer 16

Section 7. ........Company Requests for an Increase in Series C Shares 16

Section 8. .................Survival of Representations and Warranties 17

Section 9. ....................................................Notices 17

Section 10. Entire Agreement; Amendments 17

Section 11. Successors and Assigns 18

Section 12. Headings 18

Section 13. Governing Law 18

Section 14. Counterparts 18

Section 15. Issuance and Other Taxes 18

Section 16. No Delay, Waiver 19

Section 17. Severability 19

Section 18. Lost, etc. Certificates 19

Exhibits


Exhibit A       Form of Series C Articles Supplementary
Exhibit B       Form of Tax Counsel Opinion
Exhibit C       Form of Legal Counsel Opinion
Exhibit D       Form of General Counsel Opinion
Exhibit E       Form of Ownership Waiver
Exhibit F       Form of Amendment to the Second Amended and Restated
                Agreement of Limited Partnership
Exhibit G       Form of Duff & Phelps Rating Letter
Exhibit H       Form of Officers Certificate
Exhibit I       Form of  Agency Fee and Warrant Agreement
Exhibit J       Form of Warrants
Exhibit K       Form of Press Release


SCHEDULES

Schedule 3.1(b  Schedule of Subsidiaries
Schedule 3.8 Schedule of Outstanding Options, Warrants, Rights or Other Securities of the Company or the Operating Partnership
Schedule 3.10   Schedule of Certain Liabilities
Schedule 3.13   Schedule of Litigation
Schedule 3.16   Schedule of Federal and State Income Tax Audits
Schedule 3.17   Schedule of Insurance
Schedule 3.18   Schedule of Benefit Plans
Schedule 3.22   Schedule of Affiliate Transactions
Schedule 3.23   Schedule of Disclosure Documents